UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to § 240.14a-12

LARGE SCALE BIOLOGY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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LARGE SCALE BIOLOGY CORPORATION
3333 Vaca Valley Parkway
Vacaville, California 95688

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 13, 2002

To the Stockholders of Large Scale Biology Corporation:

Please take notice that the Annual Meeting of Stockholders of Large Scale Biology Corporation, a Delaware corporation (the “Company”), will be held on Monday, May 13, 2002 at 2:30 p.m., local time, at the Travis Credit Union, Community Room, One Travis Way, Vacaville, California, for the following purposes:

1.	To elect the entire board of seven (7) directors of the Company, to hold office until the 2003 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2002; and

3.	To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

A Proxy Statement attached to this notice describes these matters in more detail as well as additional information about the Company and its officers and directors. The board of directors has fixed the close of business on March 27, 2002 as the record date and only holders of record of the Company’s common stock as of the close of business on March 27, 2002 are entitled to receive this Notice and to vote at this Annual Meeting and at any adjournments or postponements thereof.

By Order of the Board of Directors
John S. Rakitan Secretary

Vacaville, California
April 12, 2002

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

LARGE SCALE BIOLOGY CORPORATION
3333 Vaca Valley Parkway
Vacaville, California 95688

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the board of directors of Large Scale Biology Corporation (the “Company”, “we”, “us” or “our”) for the Annual Meeting of Stockholders to be held on Monday, May 13, 2002 (the “Meeting”) or at any adjournments or postponements of the Meeting, for the purposes set forth in the notice attached to this proxy statement. This proxy statement and accompanying proxy card are first being mailed to you on or about April 12, 2002.

GENERAL INFORMATION ABOUT VOTING

You can vote your shares of common stock if our records show that you owned your shares on March 27, 2002, the record date. As of the record date, there were a total of 24,954,300 shares of common stock outstanding and entitled to vote at the Meeting. You are entitled to one vote for each share of common stock you hold as of the record date.

Business may be transacted at the Meeting if a quorum is present thereat. A quorum is present at the Meeting if holders of a majority of the shares of common stock entitled to vote are present in person or by proxy at the Meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares (a “broker nonvote”), the nominee can vote them as it sees fit only on matters that are determined to be routine, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any nonroutine proposal.

Directors will be elected by a plurality of the votes cast by the shares of common stock present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. Proposal No. 2 will be approved by the affirmative vote of the majority of the shares of common stock present at the Meeting (in person or by proxy) that are voted for or against the proposal. Abstentions will have the effect of a vote against, and broker nonvotes will not affect the outcome of the vote on a proposal. All votes will be tabulated by the inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker nonvotes on each proposal.

Please follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the Meeting. If you sign and date the proxy card and mail it back to us in the enclosed envelope, the proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote your shares “for” such proposal or, in the case of the election of directors, vote “for” election to the board of directors of all the nominees presented by the board of directors. Unless you instruct otherwise, the proxyholders will vote for each of the seven (7) director nominees and for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors.

The matters described in this proxy statement are the only matters we know will be voted on at the Meeting. If other matters are properly presented at the Meeting, the proxyholders will vote your shares in accordance with the recommendations of management.

At any time before the vote on a proposal, you can change your vote either by giving our secretary a written notice revoking your proxy card, or by signing, dating and returning to us a new proxy card, or by attending the Meeting and voting in person. We will honor the proxy card with the latest date. Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the Meeting and vote your shares in person. If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares by proxy or in person at the Meeting.

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to you. We will reimburse our transfer agent for its out-of-pocket expenses. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting information to the beneficial owners. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. We will not pay our employees additional compensation for contacting you.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Company’s board of directors presently has twelve members, and consists of nine outside directors, Marvyn Carton, Bernard I. Grosser, M.D., Charles A. Hayes, Sol Levine, John W. Maki, John J. O’Malley, Kevin J. Ryan, James P. TenBroek and Jacobo Zaidenweber, M.D., and three employees of the Company, Robert L. Erwin, John D. Fowler, Jr., and N. Leigh Anderson, Ph.D. The board of directors approved a slate of seven director nominees, all of whom are incumbent directors, and a reduction of the size of the board to seven members following the Meeting. Messrs. Hayes, Maki, O’Malley and TenBroek and Dr. Zaidenweber will not stand for reelection. Our bylaws and certificate of incorporation provide that each director elected at the Meeting will serve until the Company’s next Meeting or until each such director’s successor shall have been duly elected and qualified.

NOMINEES TO THE BOARD

The director nominees, and their ages as of the date of the Meeting, their principal occupation, and the period during which they have served as a director of the Company are set forth in the following table and the paragraphs which follow:

Name	Age	Principal Occupation	Served as Director Since
Robert L. Erwin	48	Chairman of the Board, Chief Executive Officer of the Company	1987
John D. Fowler, Jr.	44	President of the Company	2001
N. Leigh Anderson, Ph.D.	52	Chief Scientific Officer	1999
Marvyn Carton	84	Former Executive Vice President and Director of Allen & Company	1988 –1990; 1998
Bernard I. Grosser, M.D.	73	Professor and Chairman Department of Psychiatry, University of Utah School of Medicine	1996
Sol Levine	73	Former President of Revlon, Inc.	1992
Kevin J. Ryan	62	Chairman of the Board, Sonic Innovations, Inc.	1992–1996; 2001

Robert L. Erwin co-founded the Company in 1987 and has been Chairman of the Board and Chief Executive Officer since 1992; from 1988 to 1992, he served as President and Chief Executive Officer. Prior to joining the Company, he co-founded Sungene Technologies Corporation, a biotechnology company, and served as its Vice President of Research and Product Development from 1981 through 1986. Mr. Erwin is the former chairman of the State of California Breast Cancer Research Council and currently serves on the University of California President’s Engineering Advisory Council. He is Chairman of the Supervisory Board of Icon Genetics AG, a biotechnology company. Mr. Erwin has served on the Biotechnology Industry Advisory Board for Iowa State University. Mr. Erwin received his M.S. degree in genetics from Louisiana State University.

John D. Fowler, Jr. has been a director of the Company since November 2001, when he joined the Company as our President. Prior to joining the Company, Mr. Fowler served as the Managing Director of the Healthcare Group at J.P. Morgan & Company, an investment banking firm, from

1998 to October 2001. Mr. Fowler founded and served as Managing Director of the Healthcare Investment Banking Group at Salomon Brothers Inc., an investment banking firm, from 1992 to 1998. Mr. Fowler is also a member of the board of directors of Beverly Enterprises, Inc., a healthcare company. Mr. Fowler received his B.A., M.B.A. and J.D. degrees from the University of Virginia.

N. Leigh Anderson, Ph.D. has been a director of the Company since September 1999. In March 2001, Dr. Anderson was appointed as the Company’s Chief Scientific Officer. From 1987 until January 2002, Dr. Anderson served as President of Large Scale Proteomics Corporation, a biotechnology company, which was acquired by the Company in 1999. Dr. Anderson obtained his B.A. in physics with honors from Yale University and a Ph.D. in molecular biology from Cambridge University (England).

Marvyn Carton was a director of the Company from 1988 to 1990 and has been a member of the board of directors since October 1998 when he rejoined the board of directors. Mr. Carton was an Executive Vice President and Director with Allen & Company, an investment banking firm, until his retirement in 1992. Mr. Carton received his B.A. from Brown University and his M.B.A. from New York University.

Bernard I. Grosser, M.D. has been a director of the Company since 1996. Dr. Grosser has served as a Professor and as the Chairman of the Department of Psychiatry of the University of Utah School of Medicine since 1982. He also serves as a director of Human Pheromone Sciences, Inc., a biotechnology-based company in the field of human pheromone products. Dr. Grosser received his B.A. from the University of Massachusetts, his M.S. in zoology from the University of Michigan and his M.D. from Case Western Reserve University.

Sol Levine has been a director of the Company since 1992. Mr. Levine is a nonvoting member of Technology Directors II, LLC and Technology Directors II BST, LLC, each of which is an investment limited liability company. Mr. Levine was the President of Revlon, Inc. until his retirement in 1990.

Kevin J. Ryan was our President, from 1991 to 1995, served as a director of the Company, from 1992 to 1996, and has been a member of the board of directors since May 2001 when he rejoined our board. Mr. Ryan served as President, Chief Executive Officer and a director of Wesley Jessen VisionCare, Inc., a contact lens company, from June 1995 through 2000. Mr. Ryan has served as Chairman of the Board of CibaVision’s Advisory Committee. From 1987 to 1990, Mr. Ryan served as President of Barnes-Hind’s contact lens business; from 1983 to 1987, as President of Revlon VisionCare (a division of Revlon, Inc.); and from 1978 to 1983, as President of Barnes- Hind (then a part of Revlon VisionCare); and from 1974 to 1978 as Vice President of Sales and Marketing at the Westwood Division of Bristol-Myers. Mr. Ryan is a member of Technology Directors II, LLC and Technology Directors II BST, LLC, each of which is an investment limited liability company, and the chairman of the board of directors of Sonic Innovations, Inc., a medical device company. Mr. Ryan received his bachelor’s degree in business and marketing from the University of Notre Dame.

There are no family relationships among any of our directors and officers except for  Dr. N. Leigh Anderson, our Chief Scientific Officer and a director, who is the son of Dr. Norman  G. Anderson who served as a director of the Company from May 2001 to January 2002, and is the Chief Scientist of our proteomics division.

COMMITTEES AND MEETINGS

The board of directors held nine meetings in 2001. Mr. Maki attended six of the nine meetings. During 2001, no other director attended fewer than 75% of the aggregate of (1) the total number of meetings of the board of directors, held during the period they served on the board and (2) the total number of meetings held by all committees of the board on which they served which were held during the periods they served on such committees.

The audit committee is composed of independent directors who in accordance with the Audit Committee Charter, assist the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. The audit committee currently consists of Messrs. Carton, Levine, Ryan and TenBroek, and will consist of Messrs. Carton, Levine and Ryan following the Meeting. The audit committee met four times in 2001.

The board of directors adopted and approved a charter for the audit committee in July 2000, and the charter was amended in April 2001. The board of directors has determined that all members of the audit committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

The executive committee acts on an interim basis between meetings of the full board of directors with all of the authority and power of the full board of directors in the management of our business and affairs, except as otherwise limited by our bylaws. The executive committee currently consists of Messrs. Erwin, Levine and Maki,and will consist of Messrs. Erwin and Levine following the Meeting. The executive committee met once in 2001.

The compensation committee reviews and approves the compensation and benefits for our executive officers, administers our stock plans and performs other duties as may from time to time be determined by the board of directors. The compensation committee currently consists of Dr. Grosser and Messrs. Carton and TenBroek, and will consist of Dr. Grosser and Mr. Carton following the Meeting. From January 2001 to May 2001, Mr. O’Malley served on the compensation committee. Between May 2001 and January 2002, the compensation committee consisted of only two members, Dr. Grosser and Mr. TenBroek. In January 2002, our board appointed Mr. Carton to the compensation committee. The compensation committee met five times in 2001.

Until May 2001, the board had a nominating committee, the function of which was to recommend to the board of directors individuals for election as directors of the Company. The nominating committee consisted of Messrs. Erwin, Hayes and Maki. The nominating committee did not meet in 2001 and the board dissolved it in May 2001.

Director Compensation

We do not pay cash compensation to directors who are not our employees, but they do receive stock options and reimbursement of out-of-pocket travel expenses for attendance at meetings of the board of directors. Directors who are also our employees do not receive additional compensation for serving as directors. Under the Company’s 2000 Stock Incentive Plan, non-employee directors receive automatic option grants to purchase 30,000 shares upon becoming directors and automatic option grants to purchase 6,000 shares of common stock on the date of each annual meeting of stockholders with an exercise price equal to the fair market value of the stock on that date, if they continue to serve as directors. These automatic option grants are immediately exercisable. However, the shares issued upon exercise of these options remain subject to the Company’s right to repurchase the shares upon termination of board service. Initial automatic options grants vest, and the Company’s right or repurchase lapses, with respect 1,500 shares every three months over a five-year period from the date of grant. Subsequent automatic option grants vest, and the Company’s right of repurchase lapses, with respect to 1,500 shares every three months over a one-year period from the date of grant.

Messrs. Carton, Hayes, Levine, Maki, O’Malley, Ryan and TenBroek, and Drs. Grosser and Zaidenweber were each granted options to purchase 6,000 shares of common stock in May 2001 upon their reelection to the board. The 2000 Stock Incentive Plan also contains a director fee option grant program. Should this program be activated in the future, each non-employee director will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of an option with an exercise price below the then fair market value.

Compensation Committee Interlocks and Insider Participation

Prior to January 2001, the compensation committee consisted of Dr. Grosser and Messrs. Erwin, O’Malley and TenBroek. Mr. Erwin, our Chief Executive Officer, did not vote on any compensation issues affecting himself, directors or officers of the Company in 2001. After January 2001, and until May 2001, the compensation committee consisted of Dr. Grosser and Messrs. O’Malley and TenBroek. Mr. O’Malley is affiliated with a company with whom we transact business. See “Certain Relationships and Related Transactions.” Mr. O’Malley resigned as a member of the compensation committee in May 2001. None of our executive officers serve as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board of directors or compensation committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH
NAMED NOMINEE.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF AUDITORS

Our audit committee has selected Deloitte & Touche LLP as the Company’s independent auditors to perform an audit of the Company’s consolidated financial statements for the year ending December 31, 2002. The stockholders are being asked to ratify this selection. Deloitte & Touche LLP has audited the Company’s consolidated financial statements since 1999.

Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and they will be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors is not required by the Company’s bylaws or otherwise. However, the Company has elected to seek such ratification as a matter of sound corporate practice. Should the Company’s stockholders fail to ratify the appointment of Deloitte & Touche LLP as independent auditors, the audit committee will investigate the reasons for stockholder rejection and the board of directors will reevaluate the audit committee’s selection.

The following table sets forth the aggregate fees billed to the Company by Deloitte & Touche LLP for 2001:

(1) Audit Fees—Fees for the audit of the Company’s 2001 consolidated financial statements and review of 2001 quarterly financial statements	$138,000
(2) Financial Information Systems Design and Implementation Fees	0
(3) All Other Fees—Tax preparation and consultation services	23,000

The audit committee believes that the services described in items 2 and 3 above were compatible with maintaining auditor independence.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE
APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS.

OTHER MATTERS

Our board of directors knows of no other business which will be presented at the Meeting. If any other business is properly brought before the Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the recommendations of management.

A copy of our annual report for the 2001 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material. It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

EXECUTIVE OFFICERS

The names, ages and positions of our executive officers as of March 31, 2002 were as follows:

Name	Age	Position
Robert L. Erwin	48	Chairman of the Board and Chief Executive Officer
John D. Fowler, Jr.	44	President
N. Leigh Anderson, Ph.D.	52	Chief Scientific Officer
David R. McGee, Ph.D.	52	Chief Operating Officer, Senior Vice President and Assistant Secretary
Ronald J. Artale	52	Chief Financial Officer, Senior Vice President, Finance
John S. Rakitan	57	General Counsel, Senior Vice President and Secretary
Pieter C. Bax, Ph. D.	62	Senior Vice President, Corporate Development
Laurence K. Grill, Ph.D.	52	Senior Vice President, Research
R. Barry Holtz, Ph.D.	55	Senior Vice President, Bioprocess Development
Robert J. Walden	46	Senior Vice President, General Manager of the Company’s Proteomics Division
Michael D. Centron	46	Vice President, Treasurer
Guy della-Cioppa, Ph.D.	52	Vice President, Business Development
Daniel Tusé, Ph.D.	50	Vice President Business Development—Pharmaceutical Products

Robert L. Erwin, See “Proposal No. 1: Election of Directors” for Mr. Erwin’s biography.

John D. Fowler, Jr., See “Proposal No. 1: Election of Directors” for Mr. Fowler’s biography.

N. Leigh Anderson, Ph.D., See “Proposal No. 1: Election of Directors” for Dr. Anderson’s biography.

David R. McGee, Ph.D. co-founded the Company and has served as our Vice President since 1987, Assistant Secretary since 1991 and as Senior Vice President and Chief Operating Officer since 1997. Before joining the Company, from 1983 to 1987, Dr. McGee was Vice President of Operations at Sungene Technologies Corporation. Dr. McGee received his Ph.D. in genetics from Louisiana State University and served as a faculty instructor of zoology and genetics at Louisiana State University.

Ronald J. Artale joined the Company as our Chief Financial Officer and Senior Vice President, Finance in November 2001. Since April 2001, Mr. Artale has been a Managing Member and Executive Vice President of the venture capital firms VMA, LLC and VMG, LLC, and Vice President, Chief Financial Officer and Treasurer of Addition Technology, Inc., a vision correction medical device company. From 1996 to March 2001, Mr. Artale was Vice President, Finance and Corporate Controller of Wesley Jessen VisionCare, Inc., a contact lens company. Mr. Artale received his B.B.A. in accounting from Niagara University and his M.B.A. from St. John’s University.

John S. Rakitan joined the Company in 1987 as the Controller. He served as Treasurer from 1988 to 1990. Mr. Rakitan was appointed Vice President, General Counsel and Assistant Secretary in 1988, Secretary in 1991 and Senior Vice President in 1999. Before joining the Company, Mr. Rakitan was an attorney in private practice. Mr. Rakitan received his J.D. from the University of Notre Dame.

Pieter C. Bax, Ph.D. joined the Company in June 2001 as Senior Vice President, Corporate Development. From 1995 to 2001, Dr. Bax served as a Vice President of SRI International, a business consulting firm, where he lead the Biopharmaceutical Development Division. Dr. Bax received his Ph.D. in organic chemistry and biochemistry from University of Leiden, The Netherlands, and his M.B.A. in finance from the University of Santa Clara.

Laurence K. Grill, Ph.D. co-founded the Company and has served as our Vice President, Research, since 1987 and as Senior Vice President since 1999. Dr. Grill was employed as the Manager of Plant Molecular Biology for Sandoz Crop Protection Corporation, an agricultural biotechnology company, from 1984 to 1987, and Senior Research Scientist in the Department of Molecular Biology at Zoecon Research Institute from 1980 to 1984. He received his Ph.D. in plant pathology from the University of California at Riverside.

R. Barry Holtz, Ph.D. joined the Company in 1989 as a Vice President of Bioprocess Development. Dr. Holtz has served as our Vice President, Bioprocess Development since 1989, and as Senior Vice President, Bioprocess Development since 1999. From 1981 to 1989, Dr. Holtz was President of Holtz Bioengineering, Inc., a biomanufacturing company. Dr. Holtz received his Ph.D. in biochemistry from Pennsylvania State University and served as Assistant Professor in the Department of Food Science and Nutrition at Ohio State University.

Robert J. Walden was a director of the Company from May 1999 to May 2001. Mr. Walden served as Vice President, Finance, at the Company’s proteomics subsidiary from 1997 to September 2001. In March 2001 Mr. Walden was appointed Vice President, General Manager of Proteomics Subsidiary. In January 2002, Mr. Walden was appointed Senior Vice President and General Manager of the Proteomics Division. Mr. Walden previously served as Vice President of Finance and Administration at Osiris Therapeutics, Inc., a cellular therapeutics products company, from 1995 to 1996 and as Chief Financial Officer at the American Type Culture Collection, a nonprofit bioresource organization, from 1990 to 1995. Mr. Walden received his degree in finance from the University of Maryland.

Michael D. Centron joined the Company as the Controller in 1988. He has served as our Treasurer since 1991 and was appointed a Vice President in March 2001. Before joining the

Company, Mr. Centron was Audit Supervisor for Varian Associates from 1985 through 1988. Mr. Centron also worked for the accounting firm of Arthur Young and Co., currently Ernst & Young. Mr. Centron is a certified public accountant and received his B.S. in economics from the Wharton School of the University of Pennsylvania and his M.B.A. from the University of California, Berkeley.

Guy della-Cioppa, Ph.D. joined the Company in 1989 and has served as our Vice President, Business Development since June 2001. Dr. della-Cioppa served as our Vice President, Genomics from October 2000 to June 2001. Prior to joining the Company in 1989, Dr. della-Cioppa worked for Monsanto Company from 1984 to 1989 and served as an NIH Postdoctoral Fellow at the Worcester Foundation for Experimental Biology from 1983 to 1984. Dr. della-Cioppa received his Ph.D. in biology from the University of California, Los Angeles.

Daniel Tusé, Ph.D. joined the Company as Vice President, Pharmaceutical Development in 1995 and served in that position until January 2002 when he became Vice President, Business Development—Pharmaceutical Products. Before joining the Company, Dr. Tusé was Assistant Director of the Life Sciences Division of SRI International, a business consulting firm. Dr. Tusé received his Ph.D. in microbiology from the University of California, Davis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known by us with respect to the beneficial ownership of the Company’s common stock as of March 31, 2002, by:

•	Each person or entity who is known by us to beneficially own greater than 5% of our outstanding common stock;

•	Our Chief Executive Officer and the Named Executive Officers (see “Executive Compensation and Related Information” below);

•	Each of our directors and director nominees;

•	All current directors and executive officers as a group.

The percentage of shares beneficially owned is based on 24,954,300 shares of common stock outstanding as of March 31, 2002. Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of March 31, 2002 are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Large Scale Biology Corporation, 3333 Vaca Valley Parkway, Suite 1000, Vacaville, CA 95688. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power in all shares of common stock held by them.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Kevin J. Ryan (1)	4,580,986	18.4%
John W. Maki (2)	3,843,050	15.4
John J. O’Malley (3)	3,843,050	15.4
Technology Directors II, LLC (4)	3,763,978	15.1
460 Bloomfield Ave., Suite 200 Montclair, NJ 07042
William Blair & Company, LLC (5)	2,010,555	8.1
222 West Adams Chicago, IL 60606
The Dow Chemical Company (6)	1,848,091	6.9
2030 Dow Center Midland, MI 48674
N. Leigh Anderson, Ph.D. (7)	1,412,784	5.6
Robert L. Erwin (8)	796,493	3.2
Jacobo Zaidenweber, M.D. (9)	722,250	2.9
Sol Levine (10)	404,045	1.6
John D. Fowler, Jr. (11)	374,678	1.5
David R. McGee, Ph.D. (12)	371,141	1.5
John S. Rakitan (13)	334,772	1.3
Bernard I. Grosser, M.D. (14)	133,170	*
Charles A. Hayes (15)	124,933	*
R. Barry Holtz, Ph.D. (16)	115,907	*
Marvyn Carton (17)	104,136	*
William M. Pfann (18)	102,514	*
James P. TenBroek (19)	48,517	*
Directors and officers as a group (22 persons) (20)	10,946,351	41.0

*	Less than one percent.

(1)
Includes 3,763,978 shares held by Technology Directors II, LLC and 6,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002. Mr. Ryan is a managing member of Technology Directors II, LLC. Mr. Ryan disclaims beneficial ownership of the shares held by Technology Directors II, LLC except to the extent of his pecuniary interest in this entity.

(2)
Includes 3,763,978 shares held by Technology Directors II, LLC and 26,625 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002. Mr. Maki is a managing member of Technology Directors II, LLC. Mr. Maki disclaims beneficial ownership of the shares held by Technology Directors II, LLC except to the extent of his pecuniary interest in this entity.

(3)
Includes 3,763,978 shares held by Technology Directors II, LLC and 26,625 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002. Mr. O’Malley is a managing member of Technology Directors II, LLC. Mr. O’Malley disclaims beneficial ownership of the shares held by Technology Directors II, LLC except to the extent of his pecuniary interest in this entity.

(4)	Messrs. Maki, O’Malley and Ryan share voting and dispositive power with respect to the shares held by Technology Directors II, LLC.

(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2002.

(6)	Represents shares issuable upon exercise of a warrant exercisable within 60 days of March 31, 2002.

(7)
Includes 249,289 shares owned by Dr. Anderson’s wife, and 165,000 shares issuable upon exercise of options exercisable by Dr. Anderson and his wife within 60 days of March 31, 2002. Dr. Anderson disclaims beneficial ownership with respect to the shares held or issuable upon exercise of options by his wife.

(8)
Includes 30,000 shares held by the Marti W. Nelson Medical Foundation and 163,125 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002. Mr. Erwin is a director and co-founder of the Marti W. Nelson Medical Foundation and disclaims beneficial ownership of the shares held by the Foundation.

(9)
Includes 620,625 shares held by Toreador, S.A., 15,000 shares held by the estate of Dr. Zaidenweber’s wife and 26,625 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002. Dr. Zaidenweber has a controlling interest in Toreador, S.A. and shares voting and dispositive power with respect to the shares held by Toreador, S.A.

(10)
Includes 64,125 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002. Mr. Levine is a non-voting member of Technology Directors II, LLC. Accordingly, his holdings do not include shares held by this entity.

(11)	Includes 100,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002.

(12)	Includes 81,875 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002.

(13)	Includes 81,875 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002.

(14)	Includes 26,625 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002.

(15)	Includes 40,125 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002.

(16)	Includes 85,625 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002.

(17)	Includes 26,625 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002.

(18)	Includes 92,014 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002.

(19)
Includes 6,990 shares held in an IRA for the benefit of Mr. TenBroek’s wife and 26,625 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002. Mr. TenBroek is a non-voting member of Technology Directors II, LLC. Accordingly, Mr. TenBroek’s holdings do not include shares held by Technology Directors II, LLC.

(20)
Includes an aggregate of 576,103 shares held by officers not shown in the table and an aggregate of 688,292 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002 by officers not shown in the table.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following table summarizes the compensation earned by our Chief Executive Officer, each of the four other most highly compensated executive officers for the year ended December 31, 2001, and an additional individual for whom disclosure would have been required if not for his termination of employment prior to December 31, 2001 (collectively referred to as the “Named Executive Officers”). For a complete list of current executive officers, see “Executive Officers” above.

Summary Compensation Table

				Long-Term Compensation Awards
Name and Principal Position	Year	Annual Compensation		Securities Underlying Options (1)		All Other Compensation
		Salary	Bonus
Robert L. Erwin	2001	$293,000	$—	75,000		$—
Chairman of the Board and Chief Executive Officer	2000 1999	184,000 184,000	— 12,000	— 150,000		— —

N. Leigh Anderson, Ph.D.	2001	238,000	—	60,000		—
Chief Scientific Officer,	2000	185,000	—	—		—
Director	1999	174,000	12,000	75,000		—

David R. McGee, Ph.D.	2001	238,000	—	50,000		—
Chief Operating Officer,	2000	165,000	—	—		—
Senior Vice President and Assistant Secretary	1999	165,000	12,000	75,000		—

R. Barry Holtz, Ph.D.	2001	190,000	—	65,000		—
Senior Vice President	2000	150,000	—	—		—
Bioprocess Development	1999	147,000	12,000	75,000		—

John S. Rakitan	2001	190,000	—	50,000		—
General Counsel, Senior Vice President and Secretary	2000 1999	152,000 144,000	— 12,000	— 75,000		— —

William M. Pfann	2001	193,000	—	125,000	(2)	220,000	(3)
Former Chief Financial Officer and Senior Vice President, Finance	2000 1999	62,000 —	— —	220,000 —	(2)	— —

(1)	Indicates number of shares of common stock underlying stock option grants.

(2)
In connection with his retirement from the Company, Mr. Pfann entered into a consulting agreement with the Company. The consulting agreement provides compensation in the form of accelerated vesting of certain options so that he vested in a total of 92,014 stock options granted to him in 2001. All remaining stock options granted to him in 2001 and 2000 were cancelled as of November 2001.

(3)
Pursuant to Mr. Pfann’s offer of employment letter dated August 30, 2000 and his consulting agreement dated November 12, 2001, he received a lump sum payment on November 12, 2001 upon his retirement from the Company.

On November 1, 2001, the Company hired John D. Fowler, Jr. as President and Ronald J. Artale as Chief Financial Officer and Senior Vice President, Finance. Their annualized salaries are $285,000 (including $30,000 of stock compensation) and $220,000, respectively.

Stock Option Grants in 2001

The following table summarizes information regarding stock options granted under the 2000 Stock Incentive Plan to the Named Executive Officers in 2001. Unless otherwise indicated below, options generally become exercisable and vest ratably over a period of 12 to 16 quarters.

	Individual Grants
	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in 2001 (1)	Exercise Price (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name						5%	10%
Robert L. Erwin	75,000		2.3%	$6.19	3/8/11	$291,964	$749,895
N. Leigh Anderson, Ph.D.	60,000		1.8	6.19	3/8/11	233,571	591,916
David R. McGee, Ph.D.	50,000		1.5	6.19	3/8/11	194,643	493,263
R. Barry Holtz, Ph.D.	65,000		2.0	6.19	3/8/11	253,036	641,242
John S. Rakitan	50,000		1.5	6.19	3/8/11	194,643	493,263
William M. Pfann	125,000	(4)	3.8	6.19	3/8/11	358,197	907,743

(1)	Based upon a total of 3,326,900 stock options issued to all employees in 2001.

(2)	Exercise prices of stock options granted are equal to the closing price of the Company’s common stock as reported on the Nasdaq National Market on the date of grant.

(3)
In accordance with Securities and Exchange Commission rules, these columns quantify the hypothetical gains that could be achieved by the respective options assuming the options are exercised at the end of the option terms and the Company’s stock price appreciates from the date of grant at compounded annual rates of 5% and 10%. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock and overall stock market conditions. If the stock price does not exceed the exercise price at the time of exercise, the realized value to the option holder will be zero.

(4)
In connection with his retirement from the Company, Mr. Pfann entered into a consulting agreement with the Company. The consulting agreement provides compensation in the form of accelerated vesting of certain options so that he vested in a total of 92,014 stock options granted to him in 2001. All remaining stock options granted to him in 2001 were cancelled as of November 2001.

Aggregated Option Exercises in Last Year and Year-End Option Values

The following table summarizes information regarding stock options exercised by Named Executive Officers in 2001 and the value of unexercised “in-the-money” options they held at December 31, 2001.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2001 (1)		Value of Unexercised In-the-Money Options at December 31, 2001 (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert L. Erwin	—	$—	156,563	68,437	$—	$—
N. Leigh Anderson, Ph.D.	—	—	78,750	56,250	—	—
David R. McGee, Ph.D.	—	—	99,375	48,125	48,825	—
R. Barry Holtz, Ph.D.	—	—	102,188	60,312	48,825	—
John S. Rakitan	—	—	99,375	48,125	48,825	—
William M. Pfann	—	—	92,014	—	—	—

(1)	Options generally become exercisable and vest ratably over a period of 12 to 16 quarters.

(2)
In-the-money options represents unexercised options having a per share exercise price below $4.50, the closing price of the Company’s common stock at December 31, 2001 as reported on the Nasdaq National Market. The value of unexercised in-the-money options equals the number of in-the-money options multiplied by the excess of $4.50 over the per share exercise prices of the options. The value of unexercised in-the-money options at December 31, 2001 may never be realized by the option holders.

Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements

In connection with our acquisition of Large Scale Proteomics Corporation (“Proteomics”), the Company entered into employment agreements with two of the founders of Proteomics: Dr. N. Leigh Anderson, who is one of our directors and Chief Scientific Officer, and Dr. Norman Anderson, who is the Chief Scientist at what is now our proteomics division and the father of Dr. N. Leigh Anderson. The employment agreements each have five-year terms beginning January 25, 1999 and provide for minimum annual salaries of $185,000. Each agreement also restricts each employee from competing commercially with with the Company or our proteomics division over the five-year term of the agreements. The Company paid Dr. Norman Anderson $500,000 over two years as compensation for his non-competition agreement.

In 1999, the Company also entered into a license and consulting agreement with Dr. Norman Anderson covering certain biochip technology developed by him. The license is a worldwide, exclusive, non-royalty bearing license to the biochip technology. This agreement requires monthly payments of $4,000 and $6,667 for consulting services over two years and for license fees over five years, respectively. The Company paid an aggregate amount of $91,000 under this agreement in 2001. Remaining license fees owed at December 31, 2001 equal $167,000.

Effective November 1, 2001, John D. Fowler, Jr. joined the Company as President. Mr. Fowler's offer letter provides for the following:

•
Mr. Fowler's initial salary is $285,000 commencing on November 1, 2001. He is eligible for undetermined future bonuses. If Mr. Fowler is terminated without cause, he will receive severance pay equivalent to twelve months salary.

•
Mr. Fowler received options to purchase 600,000 shares of common stock at an exercise price of $3.45 per share under the 2000 Stock Incentive Plan. These stock options vest in equal quarterly installments over a period of three years. All unvested options will immediately vest if the Company is acquired, our current chief executive officer is replaced by someone other than Mr. Fowler, or Mr. Fowler is terminated without cause or as a result of his death or disability. Also, in each of the first two years of Mr. Fowler's employment, he will be granted options to purchase common stock equal in number to the higher of 250,000 or the greatest number of options granted to any employee other than Robert L. Erwin, the Company's Chief Executive Officer. These grants will be made no later than November 1, 2002 and November 1, 2003 and will each have an exercise price equal to the fair market value of the Company's common stock on the date of grant. Mr. Fowler is also eligible to participate in additional stock option grants to senior management.

•
Pursuant to the offer letter, Mr. Fowler purchased 100,000 shares of common stock from the Company at a purchase price of $3.45 per share, the closing price of the Company's common stock on November 1, 2001.

•
Mr. Fowler was issued 200,000 shares of the Company's common stock as additional compensation to him upon entering into his employment with the Company. These shares are subject to the Company's right of reversion upon termination of his employment. These shares vest and the Company's right of reversion lapses according to the following schedule: 50,000 shares on January 1, 2002, and thereafter in twelve quarterly installments of 12,500 shares beginning February 1, 2002. Our reversion right will expire as to all of the shares of common stock subject to reversion at any given time if the Company is acquired, our current chief executive officer is replaced with someone other than Mr. Fowler, or Mr. Fowler is terminated without cause or as a result of his death or disability.

•
On November 1, 2001, Mr. Fowler was issued a warrant to purchase 250,000 shares of common stock as additional compensation to him upon entering into his employment with the Company. The warrant becomes exercisable in full if the quoted value of the Company's common stock, as reported on the Nasdaq National Market, equals an average of at least $6.84 for any consecutive 20-business-day period prior to February 15, 2006 and Mr. Fowler is employed by the Company on, or was terminated without cause prior to, the first day of the 20-business-day period. This warrant has an exercise price of $5.13 and expires on February 14, 2012.

•	Mr. Fowler's employment is at will and may be terminated at any time, with or without formal cause.

On November 1, 2001, Ronald J. Artale joined the Company as Chief Financial Officer and Senior Vice President, Finance. Mr. Artale's offer letter provides for an initial salary of $220,000 commencing on November 1, 2001. He is eligible for undetermined bonus and stock option grants. If Mr. Artale is terminated without cause, he will receive severance pay equivalent to twelve months salary. Mr. Artale received options to purchase 400,000 shares of common stock at an exercise price of $3.45 per share under the 2000 Stock Incentive Plan. These options vest in equal quarterly installments over a period of three years. All unvested options will immediately vest if the Company is acquired. The offer letter also provides for payment of various relocation, housing and travel expenses and a personal loan from the Company towards the purchase of a personal residence. Mr. Artale's employment is at will and may be terminated at any time, with or without formal cause.

Mr. Pfann's offer letter, dated August 30, 2000, provided that if he was terminated without cause, he would receive severance pay equivalent to twelve months salary. In November 2001, in connection with his retirement from the Company, Mr. Pfann entered into a consulting agreement with the Company to provide consulting services through August 2002. The agreement provides that we pay Mr. Pfann a lump sum payment of $220,000 and accelerate the vesting of 76,388 options to purchase shares of common stock so that he vested in a total of 92,014 stock options as of November 2001. These vested options have an exercise price of $6.19 per share and expire in March 2011. Pursuant to Mr. Pfann's consulting agreement, the Company cancelled options to purchase an aggregate of 252,986 shares of common stock. Mr. Pfann agreed that none of his options would continue to vest after November 2001.

The following pages contain a report issued by our Compensation Committee relating to executive compensation for 2001, a chart titled “Stock Performance Graph” and a report issued by our Audit Committee relating to its review of our financial statements, procedures and practices. Stockholders should be aware that under SEC rules, the Compensation Committee Report On Executive Compensation, the Stock Performance Graph and the Audit Committee Report are not deemed to be “soliciting material” or “filed” with the SEC under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless these sections are specifically referenced.

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the board of directors sets the compensation of the Chief Executive Officer and other officers of the Company, reviews the design, administration and effectiveness of compensation programs for other key executives and approves stock option grants for all executive officers. The Committee is composed entirely of outside directors.

Compensation Philosophy and Objectives

The Company operates in the extremely competitive and rapidly changing biotechnology industry. The Committee believes that the compensation programs for the executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of designated financial targets, individual contribution, customer satisfaction and financial performance relative to that of the Company’s competitors.

Within this overall philosophy, the Committee’s objectives are to:

•	Offer a total compensation program that takes into consideration the compensation practices of a group of selected companies in the biotechnology field.

•	Provide annual variable incentive awards that take into account the Company’s overall financial performance in terms of designated corporate objectives as well as individual contributions.

•	Align the financial interests of executive officers with those of stockholders by providing significant equity-based, long-term incentives.

Compensation Components and Process

The three major components of the Company’s executive officer compensation are: (i) base salary, (ii) variable incentive awards and (iii) long-term, equity-based incentive awards. The Committee determines the compensation levels for the executive officers with the assistance of the Company’s Human Resources Department and an independent consulting firm that furnish the Committee with executive compensation data drawn from a survey of approximately 115 similarly sized companies in the biotechnology field, out of approximately 400 biotechnology companies nationwide. The positions of the Company’s Chief Executive Officer and executive officers were compared with those of their counterparts and the market compensation levels for comparable positions were examined to determine base salary, target incentives and total cash compensation and stock option grants.

Base Compensation.    The base salary for each executive officer is set on the basis of responsibilities, personal performance and a review of comparable positions at similarly sized companies in our industry. The level of base salary set for such executive officers to date has ranged from below the average range of salaries to above the average compared to the surveyed compensation. Effective December 1, 2001, our Chief Executive Officer and three other executive officers voluntarily agreed to be issued shares of the Company’s common stock in lieu of a portion of their cash compensation on a quarterly basis commencing February 28, 2002. The salary reductions range from $5,000 to $7,500 per officer per each three-month period. The number of shares issued to an executive will be determined by dividing the amount of such executive’s reduction by the per share closing price of the Company’s common stock as reported on the Nasdaq National Market on the last trading day of the month.This arrangement reduces the cash outlays for the Company while maintaining upside incentives through stock ownership for the executives.

Variable Incentive Awards.    To reinforce the attainment of Company goals, the Committee believes that a portion of the annual compensation of each executive officer should be in the form of variable incentive pay. On March 9, 2001, the board of directors adopted a plan to provide such incentive compensation to take effect in 2001. The annual incentive compensation for executive officers is determined on the basis of the Company’s achievement of the financial performance targets and also includes a component based on the executive’s individual performance. No incentive payments were made to executive officers in 2001.

Long-Term, Equity-Based Incentive Awards.    The goal of the Company’s long-term, equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Committee determines the size of long-term, equity-based incentives according to each executive’s position within the Company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, comparable awards made to individuals in similar positions at similarly sized companies in our industry and the number of unvested options held by each individual at the time of the new grant. The relative weight given to each of these factors varies among individuals at the Committee’s discretion. Option grants to acquire shares of the Company’s common stock are at a fixed price per share (generally, the market price on the grant date) over a specified period of time. Options granted vest in quarterly installments generally over a three- or four-year period, contingent upon the optionee’s continued employment with the Company. Accordingly, the option grants will provide a return only if the optionee remains with the Company and only if the market price of the Company’s common stock appreciates over the option term. In 2001, the Committee recommended, and the full Board of Directors granted, options to purchase an aggregate of 1,780,000 of common stock to the Company’s executive officers.

For 2002, we will be considering whether or not to grant future options to executive officers based on the factors described above, with particular attention to our financial objectives and the executive officers’ success in attaining financial and operational objectives established for 2001 and to the number of options currently held by each executive officer that remain unvested. Our objectives, which we consider to be our confidential business information, do not necessarily have an immediate or direct effect on the trading price of our common stock.

CEO Compensation.    Mr. Erwin’s base salary in 2001 was $295,000. With respect to Mr. Erwin’s base salary, the Committee took into account base salaries of chief executive officers at similarly sized companies in our industry, and his performance in taking the company public and integrating the company’s technologies. In 2001, based on the industry survey, the Company granted options to purchase 75,000 shares of common stock to Mr. Erwin. Mr. Erwin did not receive any variable incentive award in 2001. Effective December 1, 2001, Mr. Erwin voluntarily agreed to be paid in shares of the Company’s common stock in lieu of $7,500 in cash compensation on the last day of February, May, August and November of each year he remains employed. The number of shares issued to Mr. Erwin will be determined by dividing the amount of his reduction, net of payroll taxes, by the per share closing price of the Company’s common stock as reported on the Nasdaq National Market on the last trading day of the month in which shares are issued. Mr. Erwin was issued 1,337 shares on February 28, 2002.

President’s Compensation.    Mr. Fowler joined the company as our President on November 1, 2001 at an annual salary of $285,000. However, effective December 1, 2001, Mr. Fowler voluntarily agreed to be paid in shares of the Company’s common stock in lieu of $7,500 in cash compensation on the last day of February, May, August and November of each year he remains employed. The number of shares issued to Mr. Fowler will be determined by dividing the amount of his reduction, net of payroll taxes, by the per share closing price of the Company’s common stock as reported on the Nasdaq National Market on the last trading day of the month in which shares are issued. Mr. Fowler was issued 1,337 shares on February 28, 2002.

On November 1, 2001, Mr. Fowler was also granted a non-statutory stock option to purchase 600,000 shares of the Company’s common stock, subject to the provisions of the Company’s 2000 Stock Incentive Plan, with an exercise price equal to $3.45 per share (the NASDAQ closing price of our common stock on November 1, 2001). These stock options will vest in equal quarterly installments over a period of three years. Mr. Fowler was also granted the right to participate with senior management in future bonus and stock option grants consistent with merit and/or service requirements and other policy of the Board of Directors and/or the Committee for granting such bonuses and stock options. On November 1, 2002 and November 1, 2003, Mr. Fowler will receive stock options of no less than the higher of the greatest number of options granted to any employee other than Mr. Erwin, or 250,000 shares with a grant date of and an exercise price equal to the price of the Company’s common stock on November 1, 2002 and November 1, 2003, respectively, unless stock options in such amounts have been previously granted to Mr. Fowler in each of calendar years 2002 and 2003.

On November 1, 2001, the Company issued, subject to the Company’s right of reversion, 200,000 shares of restricted common stock to Mr. Fowler in further consideration for his services as an employee of the Company. These shares vest and the Company’s right of reversion lapses according to the following schedule: 50,000 shares on January 1, 2002, and thereafter in twelve quarterly installments of 12,500 shares beginning on February 1, 2002. Any unvested shares will immediately vest in full under certain circumstances.

On November 1, 2001, Mr. Fowler was also issued a warrant to purchase 250,000 shares of common stock in further consideration for his services as an employee of the Company. The warrant becomes exercisable in full if the quoted value of the Company’s common stock, as reported on the Nasdaq National Market, equals an average of at least $6.84 (equal to 2.0 times (200%) the average Nasdaq closing price for the 10-business-day trading period following the Company’s fourth quarter 2001 earnings conference call) for any consecutive 20-business-day period prior to February 15, 2006. This warrant has an exercise price of $5.13 (equal to 1.5 times (150%) the average Nasdaq closing price for the 10-business-day trading period following the Company’s fourth quarter 2001 earnings conference call). This warrant expires on February 14, 2012.

In further consideration of Mr. Fowler’s employment, the Company agreed to allow Mr. Fowler to purchase 100,000 shares of restricted common stock directly from the Company at a price of $3.45 per share. Mr. Fowler has purchased those shares for an aggregate price of $345,000.

In formulating the foregoing compensation package for Mr. Fowler, the Committee considered Mr. Fowler’s experience in investment banking in the biotechnology and health care fields, including his broad-based experience in healthcare deal-making and his potential to enable the Company to accelerate efforts to establish new collaborations and close other revenue-generating transactions.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to the Company’s executive officers for the 2001 fiscal year did not exceed the $1 million limit for any officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company’s executive officers for fiscal 2002 will exceed that limit. The Company’s 2000 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

Other Elements of Executive Compensation

Executives are eligible for corporation-wide medical and dental benefits, participation in a 401(k) plan under which the Company currently provides matching contributions up to $5,500 per year and participation in the Company Employee Stock Purchase Plan. In addition, executives participate in a corporation-wide short and long-term disability insurance program and a group term life insurance program.

It is the opinion of the Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term.

Su	bmitted by the Compensation Committee of our Board of Directors

Ma	rvyn Carton
Be	rnard I. Grosser, M.D.
Jam	es P. TenBroek

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on the Company’s common stock with the cumulative total return on the Nasdaq Stock Market-U.S. Index and with a peer group of companies for each quarter in the period beginning August 10, 2000 (the first Nasdaq trading day of the Company’s common stock) through December 31, 2001. This graph assumes the investment of $100 on August 10, 2000 in each of the common stock of the Company, the Nasdaq Stock Market-U.S. Index, and our peer group, and that all dividends were reinvested. The peer companies are: Applera Corporation, Ciphergen Biosystems, Inc., Diversa Corporation, Dyax Corporation, Exelixis, Inc., Genomic Solutions, Inc., Illumina, Inc., Incyte Genomics, Inc., Lexicon Genetics Inc., Paradigm Genetics, Inc., and Rigel Pharmaceuticals, Inc.

The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of the Company’s common stock.

COMPARISON OF 17-MONTH CUMULATIVE TOTAL RETURN*
AMONG LARGE SCALE BIOLOGY CORPORATION,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

*	$100 invested on 8/10/00 in stock and index, including reinvestment of dividends.

Cumulative Total Return

	8/10/00	9/00	12/00	3/01	6/01	9/01	12/01
Large Scale Biology Corporation	100.00	149.75	43.44	21.72	32.46	16.92	20.58
Nasdaq Stock Market (U.S.)	100.00	92.02	61.62	46.00	54.21	37.61	48.89
Peer Group	100.00	110.92	50.61	31.29	49.18	28.04	37.20

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the board of directors, the Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting and financial reporting practices and the audit of the Company’s consolidated financial statements by its independent auditors.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2001 with the Company’s management and its independent auditors, Deloitte & Touche LLP, prior to public release. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by SAS 61, “Communication with Audit Committees”, as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, as amended, and the Audit Committee discussed with Deloitte & Touche LLP their independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s board of directors and the board of directors has approved that the audited consolidated financial statements for the year ended December 31, 2001 be included in the Company’s Annual Report on Form 10-K.

Su	bmitted by the Audit Committee of the Board of Directors

Ma	rvyn Carton
So	l Levine
Ke	vin Ryan
Jam	es TenBroek

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From January 1, 2001 to the present, there are no transactions in which the amount involved exceeds $60,000 to which we or any of our subsidiaries is a party and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons has a direct or indirect material interest, except for payments set forth under “Executive Compensation and Related Information” above and the transactions described below.

In September 1998, we entered into a Collaboration and License Agreement (the “Agreement”) with The Dow Chemical Company and Dow AgroSciences LLC, collectively Dow. The collaboration portion of the Agreement (“Dow Collaboration”) had a three-year term ending in August 2001. Under the Dow Collaboration, the Company received funding for sponsored genomics research and payments for technology access fees and milestone achievements. The Company received $6.7 million from Dow in 2001. In connection with the Agreement, the Company issued a warrant to Dow for the option to purchase up to 1,848,091 shares of the Company’s common stock at an exercise price of $10.14 per share. The warrant expires on August 31, 2003.

We have a consulting and business development arrangement with Technology Directors, Inc. Under this agreement, Technology Directors, Inc. is entitled to receive a fee of up to approximately $800,000 depending on payments made in connection with our agreement with Dow which ended in August 2001. We paid approximately $72,000 in 2001 to Technology Directors, Inc. under this agreement. We also have entered into a consulting agreement with Technology Directors, Inc. for consulting services to be provided by Mr. Maki, one of our directors, and, in 1999, the agreement was expanded to include Mr. O’Malley, another of our directors. No fees were paid in 2001 under the consulting agreement to Technology Directors, Inc. At the time we entered into these agreements, Messrs. Maki and O’Malley were managing directors of Technology Directors, Inc. and Messrs. Levine, Maki, O’Malley, Ryan and TenBroek were members of Technology Directors II, LLC and Technology Directors II BST, LLC.

The Company’s Chief Executive Officer and Chairman of the Board of Directors serves as Chairman of the Supervisory Board of Icon Genetics AG (“Icon”). Another of the Company’s directors is a former member of the Supervisory Board and a former shareholder of Icon. In 2000, the Company entered into a one-year research services agreement with Icon that provided for payments of $200,000 to Icon. In 2001, the Company entered into a license agreement with Icon for the worldwide, non-exclusive license to specified technology for a paid license fee of $500,000. The Company paid $537,500 to Icon under these agreements in 2001.

The Company is currently in discussions with Sunol Molecular Corporation (“Sunol”) regarding a potential collaborative feasibility and pilot scale study in support of Sunol’s clinical trials. The value of this potential agreement to the Company exceeds $60,000. Mr. Maki, one of our directors, is also a director of Sunol.

Prior to the appointment of Mr. Artale as Chief Financial Officer of the Company, he provided consulting services to the Company in 2001. The Company paid approximately $94,000 to Mr. Artale for consulting services rendered in 2001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based solely upon the review of the Forms 3, 4 and 5 furnished to the Company and certain representations made to the Company, the Company believes that during fiscal year 2001, all members of the board of directors, our executive officers and person(s) who hold more than 10% of our outstanding common stock timely filed all reports required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 with respect to transactions in equity securities of the Company.

STOCKHOLDER PROPOSALS

Deadline for receipt of stockholder proposals for the 2003 Annual Meeting of Stockholders

Proposals of our stockholders that are intended to be presented by such stockholders at our 2003 Annual Meeting of Stockholders must be received no later than December 13, 2002, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, stockholders wishing to nominate directors or propose other business at the 2003 Annual Meeting, but not intending to include such nomination or proposal in the Company’s proxy statement for such meeting, must give advance written notice to the Company pursuant to our bylaws. Our bylaws provide that notice of any such nomination or proposal must be received at our principal executive offices not less than 120 days prior to the date of the 2003 Annual Meeting and must contain the information specified by our bylaws. If this notice is not timely, then the nomination or proposal will not be brought before the 2003 Annual Meeting.

DETACH HERE

PROXY

LARGE SCALE BIOLOGY CORPORATION

Annual Meeting of Stockholders—May 13, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert L. Erwin, John D. Fowler, Jr. and John S. Rakitan, and each of them, as proxies of the undersigned, with full power to appoint substitutes, and hereby authorizes each of them to represent and to vote all shares of stock of Large Scale Biology Corporation which the undersigned is entitled to vote, as specified on the reverse side of this card at the Annual Meeting of Stockholders of Large Scale Biology Corporation (the "Meeting") to be held on May 13, 2002 at 2:30 p.m. local time, at the Travis Credit Union, Community Room, One Travis Way, Vacaville, California and at any adjournment or postponement thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS IN PROPOSAL 1 AND FOR PROPOSAL 2, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

DETACH HERE

☒	Please mark votes as in this example.

The Board of Directors recommends a vote FOR proposals 1 and 2.

1.  Election of Directors

Nominees: (01) Robert L. Erwin, (02) N. Leigh Anderson, Ph.D., (03) Marvyn Carton, (04) John D. Fowler, Jr., (05) Bernard I. Grosser, M.D., (06) Sol Levine, and (07) Kevin J. Ryan.
					2. To ratify the selection of Deloitte & Touche LLP as Large Scale Biology Corporation's independent accountants for the fiscal year ending December 31, 2002.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	☐	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	3. To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

☐					MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐		MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

(Instruction: to withhold authority to vote for any individual nominee write that nominee's name on the space provided above.)

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

Signature:	Date:	Signature:	Date: